Exhibit 23.3
CONSENT OF PROSPECTIVE DIRECTOR
     The undersigned, acting in accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, hereby consents to being named as a prospective director of Baltic Trading Limited in the Registration Statement on Form S-1 of Baltic Trading Limited, the prospectus included therein, and any amendments thereto.
Dated as of October 14, 2009

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos